SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

DATE OF REPORT – March 13, 2008

(Date of Earliest Event Reported)

COLUMBIA LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Commission File No.  1-10352

Delaware	59-2758596
(State of Incorporation)	(I.R.S. Employer Identification No.)

354 Eisenhower Parkway Livingston, New Jersey	07039
(Address of principal executive offices)	Zip Code

Registrant’s telephone number, including area code:  (973) 994-3999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02            Results of Operations and Financial Condition

On March 18, 2008, Columbia Laboratories, Inc. (the “Company”), issued a press release entitled, “Columbia Laboratories to Restate Earnings Due to Adjustments for Interest Expense.” A copy of the press release issued by the Company is furnished herewith as Exhibit 99.1.

The information contained in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of Section 18. Furthermore, the information contained in this Current Report shall not be deemed to be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended.

Item 4.02    Non-Reliance On Previously Issued Financial Statements or A Related Audit Report or Completed Interim Review.

(b) On March 13, 2008, the Company was advised by its independent registered public accounting firm, McGladrey & Pullen, LLP, that the Company’s audited financial statements for the years ended December 31, 2005 and December 31, 2006, each as included in Forms 10-K for the years then ended, and the Company’s unaudited financial statements for the quarterly periods ended March 31, June 30, and September 30, 2006 and 2007, each as included in Forms 10-Q for the quarters then ended (the “Quarterly Financials”), should no longer be relied upon as a result of the discovery of certain errors. The errors were discovered subsequent to the issuance of the unaudited financial results for the quarter and year-ended December 31, 2007, included in the Company’s earnings release issued on March 11, 2007, which should also no longer be relied upon as a result of the errors.  Matters for which changes will be required are described below.

In July 2002 and March 2003, the Company entered into financing agreements under which it subsequently received payments aggregating $4.5 million and $15 million, respectively, in exchange for royalties on sales in the U.S. of certain of its prescription products. The royalties were payable for 5 years beginning in the first quarter of 2003 in the case of the July 2002 agreement, and for 7 years beginning in the third quarter of 2003 in the case of the March 2003 agreement.  The agreements called for minimum royalty payments of $8 million and $30 million, respectively. As a result, the Company recognized the excess of the minimum royalties over the amounts received ($3.5 million and $15 million, respectively) as interest expense over the respective lives of the agreements.  The agreements also provided for interim payments in February 2005 and November 2006, respectively, if royalties paid to that time did not equal the amount of the applicable interim payments ($2.8 million and $13 million, respectively).

When the Company initially recorded each transaction, it applied the yield to maturity method for accounting for the interest expense, but did not recognize the interim payment obligations, which resulted in implicit interest rates of 13% and 11%, respectively.  The Company has now determined that it should have applied the effective yield method called for in Accounting Principles Board Opinion 21 (“APB 21”) to account for interest expense, and should have included the impact of the interim payments on the implicit interest rates.  Under APB 21, the implicit interest rates would have been approximately 17% and 15%, respectively.  Therefore, the Company understated its interest expense for fiscal years 2003, 2004, and 2005, and overstated its interest expense for fiscal year 2006; further, if not corrected, the Company would be overstating its interest expense for 2007, 2008, 2009, and 2010.  Over the life of each financing agreement, however, the payments and the recorded interest expense would be equal under both accounting methods. Further the adjustments do not change current cash flows or repayment obligations.

The Company has concluded that the timing difference in interest expense should be reflected in the 2005 reporting period as higher interest expense for that period, as well as for the earlier years 2003 and 2004. The Company plans to increase its beginning accumulated deficit account for 2005 by $1.4 million to account for the underreported interest in 2003 and 2004.  For 2005, the Company plans to restate its Statement of Operations to include additional interest expense of $0.8 million. Interest expense for 2006 was overstated by $0.1 million, so the Company plans to restate its Statement of Operations for 2006 to lower interest expense by that amount. In addition, this change in accounting interest expense was not reflected in the Company’s March 11, 2008, press release announcing its results for the fourth quarter and fiscal year ended December 31, 2007. As a result of the change, the Company’s reported interest expense for fiscal year 2007 was overstated by approximately $0.8 million, resulting in an overstatement of the net loss for 2007 by the same amount. These changes will have a cumulative effect of decreasing Stockholder’s Equity by $1.3 million, $2.0 million, and $2.2 million at December 31, 2007, 2006, and 2005. Total cash interest expense over the term of each financing agreement does not change. The July 2002 financing agreement was fully paid February 29, 2008.

The foregoing is an estimate subject to change until the Company’s accounting review and outside audit are complete. The Company intends to include its restated financial statements for 2005 and 2006, as well as for each quarterly accounting period during 2006 and 2007, in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007.  The Company has requested a 15-day extension from the Securities and Exchange Commission to file its annual report on Form 10-K for the year ended December 31, 2007. The Company intends to file its 2007 annual report on Form 10-K on or before the extended deadline of April 1, 2008.

In addition to the accounting adjustments for interest expense described above, the Company is also reclassifying its Series C Convertible Preferred Stock on its Balance Sheet from Stockholder’s Equity to temporary equity, because the holders have redemption rights for certain events that are not controlled by the Company. This reclassification represents a reduction to Stockholder’s Equity of $1.1 million in 2007, $3.2 million in 2006, and $3.3 million in 2005, respectively.  The terms of the Series C Convertible Preferred Stock have not changed from the original issuance in 1999.

Stockholder’s equity will reduce in total from the amounts previously reported (or disclosed in the Earnings Release) by approximately $2.4 million, $5.2 million, and $5.4 million as of December 31, 2007, 2006, and 2005, respectively for both the accounting adjustments and the reclassification.

In consideration of the errors that led to this restatement, the Company will report in its Form 10-K for the year ended December 31, 2007, a material weakness in its internal controls over financial reporting. The material weakness relates to the changes in the Company’s financial statements in the aggregate resulting from the change in accounting for financing agreements and the reclassification of its Series C Convertible Preferred Stock on its Balance Sheet. Management has already taken action to remediate the material weakness.

The Company’s management and its Audit Committee have discussed the matters described in this Form 8-K with McGladrey & Pullen, LLP, the Company’s independent registered public accounting firm.

The Company has provided McGladrey & Pullen, LLP a copy of the disclosures in this Form 8-K and has requested that McGladrey & Pullen, LLP furnish it together with a letter addressed to the Securities and Exchange Commission stating whether or not McGladrey & Pullen, LLP agrees with the Company's statements in this Item 4.02(b). A copy of the letter dated March 18, 2008 furnished by McGladrey & Pullen, LLP in response to that request is filed as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01                      Financial Statements and Exhibits

 (d)        Exhibits.

99.1	Press Release dated March 18, 2008, entitled “Columbia Laboratories to Restate Earnings Due to Adjustments for Interest Expense.”

99.2	Letter dated March 18, 2008, from McGladrey & Pullen, LLP to the Securities and Exchange Commission

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 18, 2008

COLUMBIA LABORATORIES, INC.

By: /S/ James A. Meer
James A. Meer
Senior Vice President, Chief Financial Officer & Treasurer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated March 18, 2008, entitled “Columbia Laboratories to Restate Earnings Due to Adjustments for Interest Expense.”
99.2	Letter dated March 18, 2008, from McGladrey & Pullen, LLP to the Securities and Exchange Commission